As filed with the Securities and Exchange Commission on July 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MACROMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3155026
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

600 Townsend Street

San Francisco, California 94103

(Address of principal executive offices)

Macromedia, Inc. 2003 Employee Stock Purchase Plan

(Full title of the plan)

Elizabeth A. Nelson

Executive Vice President, Chief Financial Officer and Secretary

Macromedia, Inc.

600 Townsend Street

San Francisco, California 94103

(415) 252-2000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert A. Freedman, Esq.

Andrew J. Schultheis, Esq.

Fenwick & West LLP

Two Palo Alto Square

Palo Alto, California 94306

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001, to be issued under the Macromedia, Inc. 2003 Employee Stock Purchase Plan.	600,000(2)	$19.36(3)	$11,616,000(3)	$ 939.73

Common Stock, par value $0.001, to be issued under non-plan stock option grants.	619,000(4)	$11.68(5)	$ 7,232,300(5)	$ 585.09

Total Fees:				$1,524.82

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2003 Employee Stock Purchase Plan and under applicable non-plan stock option grants by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)	Represents shares initially authorized for issuance under the Registrant’s 2003 Employee Stock Purchase Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based upon an average of the high and low prices reported on the Nasdaq National Market on July 25, 2003.

(4)	Represents shares subject to outstanding options under non-plan stock option grants.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 and based upon the weighted average exercise price at which the options may be exercised.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 filed on June 9, 2003;

(b)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on October 22, 1993, as amended on the Registrant’s Form 8-A/A filed on October 5, 1995, including any amendment or report filed for the purpose of updating such description; and

(c)	The description of the Registrant’s Preferred Stock Purchase Rights contained in the Registrant’s registration statement on Form 8-A filed on October 26, 2001, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby has been passed upon for the Registrant by Loren Hillberg, Senior Vice President, General Counsel of the Registrant.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances, if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents; (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful, if his or her action is based on the record or books of account of the corporation or on information supplied to him or her by officers of the corporation in the course of their duties or on the advice of legal counsel for the corporation or on information or records given or reports made to the corporation by independent certified public accountants or appraisers or other experts.

The Registrant’s policy is to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest extent permitted by law including against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims: (i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnification agreement; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; (iv) on account of conduct by a director that is finally adjudged to have been in bad faith or conduct that the director did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the director had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

The indemnification agreements also provide for contribution in certain situations in which the Registrant and a director or executive officer are jointly liable but indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or executive officer. Contribution is not allowed in connection with a Section 16(b) judgment, and adjudication of bad faith or conduct that a director or executive officer did not reasonably believe to be in, or not opposed to, the best interest of the Registrant, or a proceeding arising out of conduct a director or executive officer had reasonable cause to believe was unlawful.

The indemnification agreements require a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, an indemnification agreement or otherwise to be indemnified for such expenses. The indemnification agreements provide that they are not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law or otherwise.

The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities arising under the Securities Act.

As authorized by the Bylaws, the Registrant, with approval by the Board, has purchased director and officer liability insurance.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.01	Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.02	Certificate of Amendment of Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.03	Certificate of Amendment of Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.04	Registrant’s Amended and Restated Bylaws effective May 3, 2001. (b)

4.05	Certificate of Designations specifying the terms of the Series A Junior Participating Preferred Stock of the Registrant. (c)

4.06	Rights Agreement dated October 25, 2002 between Registrant and Mellon Investor Services LLC as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Summary of Rights to Purchase Preferred Shares, and as Exhibit C the Form of Rights Certificate. (c)

4.07	Registrant’s 2003 Employee Stock Purchase Plan. *

4.08	Form of Non-Plan Stock Option Grant. (d)

5.01	Opinion of Loren Hillberg, Senior Vice President, General Counsel. *

23.01	Consent of Loren Hillberg, Senior Vice President, General Counsel (included in Exhibit 5.01). *

23.02	Consent of KPMG LLP. *

24.01	Power of Attorney (see signature pages). *

(a)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-67960) filed with the Commission on August 20, 2001.
(b)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001.
(c)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 26, 2001.
(d)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-44016) filed with the Commission on August 17, 2000.

(*)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 30th day of July, 2003.

MACROMEDIA, INC.

By:	/s/ ELIZABETH A. NELSON
Elizabeth A. Nelson Executive Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Loren E. Hillberg and Elizabeth A. Nelson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT K. BURGESS Robert K. Burgess	Chairman, Chief Executive Officer and a Director (Principal Executive Officer)	July 30, 2003

/s/ ELIZABETH A. NELSON Elizabeth A. Nelson	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	July 30, 2003

/s/ DAVID C. BERNSTEIN David C. Bernstein	Vice President of Finance (Principal Chief Executive Officer Accounting Officer)	July 30, 2003

/s/ JOHN (IAN) GIFFEN John (Ian) Giffen	Director	July 30, 2003

/s/ WILLIAM H. HARRIS, JR. William H. Harris, Jr.	Director	July 30, 2003

/s/ ROBERT A. KOTICK Robert A. Kotick	Director	July 30, 2003

/s/ DONALD L. LUCAS Donald L. Lucas	Director	July 30, 2003

/s/ TIMOTHY O’REILLY Timothy O’Reilly	Director	July 30, 2003

/s/ WILLIAM B. WELTY William B. Welty	Director	July 30, 2003

EXHIBIT INDEX

Exhibit No.	Description

4.01	Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.02	Certificate of Amendment of Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.03	Certificate of Amendment of Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.04	Registrant’s Amended and Restated Bylaws effective May 3, 2001. (b)

4.05	Certificate of Designations specifying the terms of the Series A Junior Participating Preferred Stock of the Registrant. (c)

4.06

Rights Agreement dated October 25, 2002 between Registrant and Mellon Investor Services LLC as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Summary of Rights to Purchase Preferred Shares, and as Exhibit C the Form of Rights Certificate. (c)

4.07	Registrant’s 2003 Employee Stock Purchase Plan. *

4.08	Form of Non-Plan Stock Option Grant. (d)

5.01	Opinion of Loren Hillberg, Senior Vice President, General Counsel. *

23.01	Consent of Loren Hillberg, Senior Vice President, General Counsel (included in Exhibit 5.01). *

23.02	Consent of KPMG LLP. *

24.01	Power of Attorney (see signature pages). *

(a)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-67960) filed with the Commission on August 20, 2001.

(b)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

(c)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 26, 2001.

(d)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-44016) filed with the Commission on August 17, 2000.

(*)	Filed herewith.